Exhibit 99.1
News
For Release: Thursday, July 31, 2008, 8:00 a.m. EDT
Residential Capital, LLC Reports Preliminary Second Quarter 2008 Financial Results
NEW YORK — ResCap reported a net loss of $1.9 billion for the second quarter of 2008, compared to a net loss of $254 million in the year-ago period. Results are primarily attributable to significant losses from asset sales as ResCap reduced the size and risk of its balance sheet and higher loan loss provisions due to continued deterioration in certain European markets. Partially offsetting losses was a $647 million gain recognized from ResCap’s tender offer and the retirement of debt.
Real Estate Finance
ResCap continues to implement an aggressive realignment of its business amid a vastly changing mortgage market, despite the negative impact to short-term earnings. Recent actions include significantly reducing the size and risk of its balance sheet, originating only mortgages with market liquidity, winding down the business lending portfolio, leveraging the world-class servicing platform, and continuing to rationalize the cost base.
ResCap’s U.S. residential finance business is beginning to stabilize as the company reduces balance sheet risk and continues to realign operations. While prime conforming loan production decreased modestly year-over-year with $12.2 billion in the second quarter of 2008 versus $12.7 billion in the year-ago period, production of higher-margin government loans increased to $3.8 billion this quarter compared to $800 million in the second quarter of 2007. In addition, operating expense targets were achieved.
The international mortgage business experienced a decline in net income in the second quarter related to illiquidity in the global capital markets and the continued weakening of consumer credit in key markets. This drove significant realized and unrealized losses on loans held for sale. As a result of the market environment, ResCap has currently suspended all production outside of the U.S. with the exception of Canadian insured loans. The business lending operations also experienced continued pressure in the second quarter related to the decline in home sales and residential real estate values.
Liquidity and Capital
ResCap’s cash and cash equivalents balance was $6.6 billion at quarter-end, up from $4.2 billion at March 31, 2008. The change in consolidated cash is related to repayment of ResCap debt maturities, offset by new secured funding, lower asset levels and growth in deposits at GMAC Bank.
In June, ResCap announced a comprehensive series of transactions, which included extending key bank facilities, increasing the amount of available funding and further enhancing liquidity positions. The transactions included:
•	ResCap extending for one year the maturity on substantially all of its bilateral bank facilities totaling approximately $11.6 billion and obtaining a new $2.5 billion syndicated whole loan repurchase facility.

•	ResCap executing private exchange and cash tender offers for U.S. dollar equivalent of $14.0 billion in aggregate principal amount of its outstanding debt, thereby reducing debt outstanding by $2.9 billion in principal and extending maturities.

•	GMAC providing a $3.5 billion two-year senior secured credit facility to ResCap, which includes $750 million of first loss protection from General Motors Corp. and Cerberus ResCap Financing LLC, an affiliate of FIM Holdings LLC.

•	Significantly reducing ResCap’s tangible net worth covenants related to its credit facilities from the previous level of $5.4 billion to $250 million (excluding GMAC Bank) with consolidated liquidity of $750 million.
During the second quarter, GMAC and certain affiliates of Cerberus disclosed approximately $2.4 billion of intended actions to support ResCap’s near term liquidity. In addition, GMAC contributed to ResCap approximately $250 million (principal amount) of ResCap debt, which was subsequently retired. In exchange for the capital contribution, GMAC received additional shares of ResCap preferred equity equal to the market value of the debt as of March 31, 2008. As of June 30, 2008, ResCap’s total equity base was $4.1 billion.
The Federal Deposit Insurance Corporation (FDIC) granted a 10-year extension of GMAC Bank’s current ownership on July 21, 2008. This action enables the bank to be strengthened over the long-term, which is an important source of funding for mortgage and automotive financing activities.

About Residential Capital, LLC:
Residential Capital, LLC is a leading real estate finance company, focused primarily on the residential real estate market in the United States, Canada, Europe, Latin America and Australia. ResCap’s diversified affiliates and businesses — GMAC-RFC, GMAC Mortgage, Ditech, and Homecomings Financial — cover the spectrum of the U.S. residential finance industry, from origination and servicing of mortgage loans through their sale or securitization in the secondary market. It also provides capital to other originators of mortgage loans, residential real estate developers and resort and timeshare developers. Residential Capital, LLC is an indirect wholly owned subsidiary of GMAC Financial Services.
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Forward-Looking Statements
In this earnings release and comments by GMAC LLC (“GMAC”) and Residential Capital, LLC(“ResCap”) management, the use of the words “expect,” “anticipate,” estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and ResCap’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Form 10-K for ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding to sustain growth for ResCap; our ability to maintain an appropriate level of debt; recent developments in the residential mortgage market, especially in the nonprime sector; disruptions in the markets in which we fund ResCap’s operations, with resulting negative impact on our liquidity; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government -sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. ResCap undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

GMAC Financial Services Preliminary Unaudited Second Quarter 2008 Financial Highlights     (Continued)
 ($ in millions)

	Note	Second Quarter		Six Months
ResCap Operations		2008	2007	2008	2007

Net Income (loss)		($1,860)	($254)	($2,719)	($1,164)

Gain (loss) on sale of mortgage loans, net Domestic		($180)	$98	($245)	($243)
International		(882)	76	(1,564)	182

Total Gain (loss) on sale of mortgage loans		($1,062)	$174	($1,810)	($61)
Portfolio Statistics
Mortgage loan production
Prime conforming		$12,187	$12,682	$27,624	$22,251
Prime non-conforming		419	9,849	909	22,166

Government		3,759	828	5,736	1,412

Nonprime		0	685	3	3,944

Prime second-lien		664	3,107	1,465	8,420

Total Domestic		17,029	27,151	35,737	58,193
International		1,049	7,718	3,240	14,190

Total Mortgage production		$18,078	$34,869	$38,977	$72,383

Mortgage loan servicing rights at end of period		$5,417	$6,041

Loan servicing at end of period
Domestic		$397,842	$424,608
International		39,020	35,904

Total Loan servicing		$436,862	$460,511

Asset Quality Statistics — ResCap Consolidated
Provision for credit losses by product
Mortgage loans held for investment		$343	$284	$624	$649
Lending receivables		120	43	138	220
Auto Loans & Leases		4	3	7	7

Total Provision for credit losses		$467	$330	$769	$875

Allowance by product at end of period
Mortgage loans held for investment		$638	$1,696
Lending receivables		485	274
Auto Loans & Leases		36	29

Total Allowance by product		$1,159	$1,999

Allowance as a % of related receivables at end of period
Mortgage loans held for investment		2.06%	2.71%
Lending receivables		5.67%	2.47%
Auto Loans & Leases		1.08%	1.11%

Total Allowance as a % of related receivables		2.89%	2.62%

Nonaccrual loans at end of period		$6,300	$9,119

Nonaccrual loans as a % of related receivables at end of period		13.39%	12.42%

Total nonperforming assets		$7,351	$10,745

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